Exhibit 99.1

Press Release
www.shire.com

Director/PDMR Share Dealings

December 18, 2015 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that Ordinary Shares (“Shares”) and American Depositary Shares (“ADSs”) of the Company, as set out below, have been acquired today for the Non-Executive Directors, being the part of their total fees that are paid in shares for the period of service from October 1 to December 31, 2015.

	Type of Security (1)	Number of Shares/ADSs

Dominic Blakemore	Shares	137
Olivier Bohuon	Shares	163
William Burns	Shares	156
Dr. Steven Gillis	ADSs	53
Dr. David Ginsburg	ADSs	49
David Kappler	Shares	144
Susan Kilsby	ADSs	155
Sara Mathew	ADSs	60
Anne Minto	Shares	158

(1)           One ADS is equal to three Shares.

The Shares and ADSs were acquired on the London Stock Exchange and NASDAQ respectively at £44.567 per Share and $198.0411 per ADS.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

In addition, for the purposes of the EU Transparency Directive, it is noted that the Company’s Home Member State is the United Kingdom.

Oliver Strawbridge
Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Matthew Osborne	mattosborne@shire.com	+1 781 482 9502
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com